Exhibit 10.1

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”) is entered into as of February 21, 2024 (the “Effective Date”), by and between Zevia PBC, a Delaware public benefit corporation (the “Company”), and Girish Satya (“Executive”).

1.
At-Will Employment. Executive acknowledges and agrees that Executive’s employment relationship with the Company is at will. This Agreement does not in any way alter Executive’s at-will status or limit the Company’s or Executive’s right to terminate Executive’s employment with the Company at any time, with or without Cause or advance notice.
2.
Definitions.
(a)
“Affiliate” means (i) all persons or entities directly or indirectly controlling, controlled by or under common control with the Company, (ii) all entities in which the Company directly or indirectly owns an equity interest; and (iii) all predecessors, successors and assigns of those Affiliates identified in (i) and (ii).
(b)
“Arbitration Agreement” means that certain Mutual Arbitration Agreement between Executive and the Company.
(c)
“Board” means the Board of Directors of the Company.
(d)
“Cause” means (i) Executive’s failure to materially perform Executive’s duties and responsibilities to the Company and the Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), other than any failure which is capable of cure and is cured by Executive within 15 days following Executive’s receipt of notice from the Company; (ii) Executive’s failure to comply with any valid and legal directive of the Chief Executive Officer of the Company, Executive’s supervisor or the Board; (iii) Executive’s engagement in conduct, which is, or could reasonably be expected to be, materially injurious to the Company or the Affiliates; (iv) Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with the Company; (v) Executive’s conviction of or plea of guilty or nolo contendere to a felony (or state law equivalent); or (vi) Executive’s material breach of this Agreement, the Confidentiality Agreement, or any other written agreement between the Company and Executive or any of the Company’s material policies, including its code of conduct.
(e)
“Change in Control” has the meaning set forth in the Zevia PBC 2021 Equity Incentive Plan or any successor equity incentive plan.
(f)
“CIC Protection Period” means the 18-month period beginning on the consummation of a Change in Control.
(g)
“Confidentiality Agreement” means that certain Employment, Confidential Information, and Invention Assignment Agreement between Executive and the Company.
(h)
“Disability” means Executive is unable to perform each of the essential duties of Executive’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months. A determination of Disability shall be made by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances, and in this respect, Executive shall submit to an examination by a physician upon request by the Board.
(i)
“Good Reason” means the occurrence of any one or more of the following: (i) a material diminution in Executive’s annual base salary or target annual bonus; (ii) a material diminution in Executive’s authority, duties or responsibilities with the Company or an Affiliate; or (iii) a required relocation of Executive’s principal place of employment by more than 50 miles; provided, however, that any assertation by Executive of Good Reason shall not be effective unless (A) Executive provides written notice to the Company of the existence of one or more of the foregoing conditions within 30 days after the initial occurrence of such conditions; (B) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such notice; and (C) the date of the termination of Executive’s employment must occur within 90 days after the initial occurrence of the condition(s) specified in such notice.
(j)
“Qualifying Termination” means a termination of Executive’s employment with the Company by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.
(k)
“Termination Date” means the date of Executive’s termination of employment with the Company.
3.
Effect of Termination.
(a)
Accrued Obligations. Upon any termination of Executive’s employment with the Company, Executive shall be entitled to receive:
(i)
Executive’s base salary accrued through the Termination Date, payable as soon as practicable following the date of such termination or as otherwise required by applicable law;
(ii)
Executive’s accrued but unused vacation as of the Termination Date, payable as soon as practicable following the date of such termination or as otherwise required by applicable law or Company policy;
(iii)
employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, which shall be paid in accordance with the terms of the applicable plans (the amounts described in clauses (A) through (C) hereof, the “Accrued Obligations”).
(b)
Qualifying Termination. Upon a Qualifying Termination that does not occur during a CIC Protection Period, subject to Executive’s execution and non-revocation of a release of claims, in the form provided by the Company (the “Release”), within the time period specified therein and Executive’s continued compliance with the provisions of the Confidentiality Agreement and Sections 4, 5, 6 and 8(k) Executive shall be entitled to receive:
(i)
aggregate severance payments in an amount equal to the Executive’s annual base salary at the rate in effect on the Termination Date (and prior to any reduction that constitutes Good Reason), payable in equal installments in accordance with the Company’s normal payroll practices for the 12 months following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payments of such installments shall not commence until the first normal payroll date in the second calendar year;
(ii)
subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and subject to Executive’s copayment of premium amounts at the active employees’ rate, reimbursement for the amount of the remainder of the premiums for Executive’s and his or her covered dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending on the earliest of (A) the first anniversary of the Termination Date, (B) Executive becoming eligible for other employer-sponsored group health benefits or Medicare, and (C) the expiration of Executive’s rights under COBRA; provided, however, that in the event that the benefits provided herein would subject the Company or any of the Affiliates to any tax or penalty under the Patient Protection and Affordable Care Act (the “PPACA”) or Section 105(h) of the Internal Revenue Code of 1986 (the “Code”), Executive and the Company agree to work together in good faith to restructure the foregoing benefit; and
(iii)
any earned but unpaid annual bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives for such fiscal year.

Following Executive’s Qualifying Termination that does not occur during a CIC Protection Period, except as set forth in this Section 3(b), Executive shall have no further rights to any compensation or any other benefits under this

Agreement.

(c)
Qualifying Termination during CIC Protection Period. Upon a Qualifying Termination that occurs during a CIC Protection Period, subject to Executive’s execution and non-revocation of a Release within the time period specified therein and Executive’s continued compliance with the provisions of the Confidentiality Agreement and Sections 4, 5, 6 and 8(k) Executive shall be entitled to receive:
(i)
a lump sum severance payment in an amount equal to the sum of (A) Executive’s annual base salary at the rate in effect on the Termination Date (and prior to any reduction that constitutes Good Reason) and (B) Executive’s target annual bonus for the year in which the Termination Date occurs, payable within 60 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;
(ii)
subject to Executive’s timely election of continuation coverage under COBRA, and subject to Executive’s copayment of premium amounts at the active employees’ rate, reimbursement for the amount of the remainder of the premiums for Executive’s and his or her covered dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending on the earliest of (A) the first anniversary of the Termination Date, (B) Executive becoming eligible for other employer-sponsored group health benefits or Medicare, and (C) the expiration of Executive’s rights under COBRA; provided, however, that in the event that the benefits provided herein would subject the Company or any Affiliate to any tax or penalty under the PPACA or Section 105(h) of the Code, Executive and the Company agree to work together in good faith to restructure the foregoing benefit; and
(iii)
any earned but unpaid annual bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives for such fiscal year.

Following Executive’s Qualifying Termination that occurs during a CIC Protection Period, except as set forth in this Section 3(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)
Other Terminations. Upon a termination of Executive’s employment that is not described in Section 3(b) or Section 3(c), except for the Accrued Obligations, Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(e)
Termination and Offices Held. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive may then hold as an employee, officer or director of the Company or any Affiliate. Executive shall promptly deliver to the Company any additional documents reasonably required by the Company to confirm such resignations.
4.
Confidential Information.
(a)
During the course of Executive’s employment with the Company, Executive will be given access to and receive Company Confidential Information (as defined in the Confidentiality Agreement) regarding the business of the Company and the Affiliates. Executive agrees that the Company Confidential Information constitutes a protectable business interest of the Company and the Affiliates and covenants and agrees that at all times during Executive’s employment with the Company, and at all times following Executive’s termination for any reason, Executive will not, directly or indirectly, disclose any Company Confidential Information other than in the proper performance of Executive’s duties.
(b)
Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of

2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.
5.
Non-Disparagement. Executive shall not, while employed by the Company or at any time thereafter, disparage the Company (or any Affiliate) in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or the Affiliate with the public generally, or with any of its customers, vendors or employees. Executive shall not make comments to the media, including through social media, or otherwise regarding Executive’s employment with the Company or the circumstances regarding the termination thereof without the prior written consent of the Board. Notwithstanding the foregoing, this Section 5 shall not prohibit Executive from rebutting claims or statements made by any other person. Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
6.
Non-Competition; Non-Solicitation.
(a)
Executive acknowledges that the Company has spent significant time, effort and resources protecting its Company Confidential Information and customer goodwill. Executive further acknowledges that the Company Confidential Information is of significant competitive value to the Company in the supermarket and grocery industry in which it competes, and that the use or disclosure, even if inadvertent, of such Company Confidential Information for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company, to protect that Company Confidential Information against inappropriate use or disclosure, and in consideration for Executive’s employment and the benefits provided to Executive herein, Executive agrees that:
(i)
During the Restricted Period (as defined below) the Executive shall not, directly or indirectly (including as an employee, officer, director, owner, consultant, manager, or independent contractor), other than in connection with his employment by the Company, engage in the Business (as defined below) in any country in which the Company or an Affiliate is engaged in the Business at the time of Executive’s separation as an employee of the Company. The Restricted Period shall be extended for a period equal to any time period that the Executive is in violation of this Section 6(a)(i).
(ii)
Without the prior written consent of the Company, during the Restricted Period, Executive shall not, directly or indirectly, solicit, recruit or hire any person who is as of the date of his termination (or was within 12 months prior to the date of his termination) an employee of the Company or an Affiliate; provided, however, that the foregoing provision shall not prohibit solicitations made by Executive to the general public, including through a general public posting site or forum.
(iii)
Without the prior written consent of the Company, during the Restricted Period, Executive shall not directly or indirectly (A) solicit or encourage any client, customer, bona fide prospective client or customer, supplier, licensee, licensor, landlord or other business relation of the Company or any Affiliate with whom Executive had material personal dealings in the 12-month period immediately preceding his termination (each a “Business Contact”) to terminate or diminish its relationship with them; or (B) seek to persuade any such Business Contact to conduct with anyone else any business or activity conducted or, to Executive’s knowledge, under consideration by the Company or any Affiliate as of the date of his termination that such Business Contact conducts or could conduct with the Company or any Affiliate.
(b)
Nothing contained in this Section 6 shall be construed to prevent Executive from (i) investing in the equity of any competing entity listed on a national securities exchange or traded in the over-the-counter market, but only if Executive is not involved directly or indirectly in the management of said entity and if the Executive and the Executive’s associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of 5% of the equity of such entity, or (ii) indirectly owning securities through ownership of shares of a registered investment company or mutual fund.
(c)
If a court of competent jurisdiction determines that any portion of this Section 6 is invalid or unenforceable, the remainder of this Section 6 shall be given full effect without regard to the invalid provision. If any court of final and non-appealable judgment construes any of the provisions of this Section 6, or any part thereof, to be unreasonable because of the duration, geographic location, or scope of such provision, such provision shall be deemed to be amended to cover the maximum duration, geographic location, and scope not so determined to be unreasonable.
(d)
As used herein:
(i)
“Business” means the sale of liquid refreshment beverages.
(ii)
“Restricted Period” means during Executive’s employment with the Company and the 12-month period following the Termination Date.
7.
Breach.
(a)
Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 4, 5 and 6(a)(ii) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
(b)
If, during the Restricted Period, Executive breaches his or her obligations under Sections 4, 5 or 6, the Company shall have the right to cease payments under Section 3(b) and 3(c), and Executive shall promptly return to the Company any payments received pursuant to Section 3(b) or 3(c). Executive acknowledges that Sections 6(a)(i) and 6(a)(iii) are not intended to and do not prohibit the conduct described therein, but this Section 7(b) provides for the forfeiture of the right to receive the severance payments and benefits under Sections 3(b) and 3(c) should Executive choose to violate such Sections during the Restricted Period.
8.
Miscellaneous.
(a)
Arbitration. For the avoidance of doubt, the arbitration provisions of the Arbitration Agreement shall apply to any dispute concerning Executive’s employment with the Company or arising under or in any way related to this Agreement.
(b)
Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. SUBJECT TO THE ARBITRATION PROVISION IN THE ARBITRATION AGREEMENT, EXECUTIVE HEREBY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN CALIFORNIA FOR ANY LAWSUIT FILED THERE AGAINST EXECUTIVE BY THE COMPANY CONCERNING EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.
(c)
Entire Agreement/Amendments. This Agreement, the Confidentiality Agreement and the Arbitration Agreement contain the entire understanding of the parties with respect to the matters set forth herein; provided, however, that the covenants set forth in Sections 4, 5 and 6 shall be in addition to, and not in lieu of, any other confidentiality, non-disparagement, non-solicitation or non-competition covenants between Executive and the Company or any Affiliate, including under the Confidentiality Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or as may be set forth from time to time in the Company’s employee benefit plans and policies applicable to Executive. For the avoidance of doubt, this Agreement supersedes and replaces any severance entitlements set forth in any other agreement between the Company and Executive, including any individual employment agreement or offer letter. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.
(d)
No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(e)
Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(f)
Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.
(g)
Counterclaim; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to counterclaim and to seek recoupment of amounts owed by Executive to the Company or the Affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor.
(h)
Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, (i) if on the Termination Date Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company or Executive’s earlier death (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 8(h); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto or any tax imposed under Section 409A.
(i)
Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 3), such amounts shall be paid to Executive’s beneficiary designated in a Notice provided to and accepted by the Company or, in the absence of such designation, to Executive’s estate.

(j)
Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).

If to the Company, addressed to:

Zevia PBC

Attn: General Counsel

15821 Ventura Blvd., Suite 145

Encino, CA 91436

If to Executive, to the address listed in the Company’s payroll records from time to time.

(k)
Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any investigation, action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that, following termination of Executive’s employment, the Company shall pay all reasonable expenses incurred by Executive in providing such cooperation. This provision shall survive any termination of this Agreement.
(l)
Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(m)
Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
(n)
Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Severance Agreement as of the Effective Date.

ZEVIA PBC

/s/ Soley Van Lokeren

Name: Soley Van Lokeren

Title: Senior Vice President, People

EXECUTIVE

/s/ Girish Satya

Name: Girish Satya

Signature Page to

Severance Agreement